Exhibit 99.1

Westlake Chemical Appoints New Directors to its Board

HOUSTON, January 8, 2018 – Westlake Chemical Corporation (NYSE:WLK) announced that Mr. Jeffrey Sheets, Mr. Marius Haas, and Mr. David Chao, have been appointed to the company’s board of directors.

“We are delighted that Jeff, Marius and David have agreed to join our board,” said Westlake Chemical Corporation Chairman James Chao. “They bring a unique combination of experience and in-depth knowledge of a variety of industries. We look forward to working with them as they share their perspectives with the board. These appointments are part of the board’s long-term succession planning.”

Mr. Sheets, 59, served as executive vice president and chief financial officer of ConocoPhillips Company from October 2010 to February 2016. Mr. Sheets was associated with ConocoPhillips and its predecessor companies for more than 36 years and served in a variety of roles, including senior vice president of planning and strategy as well as vice president and treasurer. He began his career in 1980 as a process engineer with Phillips Petroleum Company. Mr. Sheets also serves on the Board of Directors of Enerplus Corporation and is a former director of DCP Midstream Partners LP. Mr. Sheets received a bachelor’s degree in chemical engineering from the Missouri University of Science and Technology and an M.B.A. from the University of Houston. Mr. Sheets is a member of the Board of Trustees at the Missouri University of Science and Technology.

Mr. Haas, 50, has been the president and chief commercial officer of Dell EMC since September 2016 and previously was chief commercial officer and president of Enterprise Solutions for Dell Inc. from August 2012 to September 2016. Prior to joining Dell, Mr. Haas was previously with Kohlberg Kravis Roberts & Co. from June 2011 to August 2012 and with HP Inc. and its predecessor companies from August 1995 to June 2011, where he served in a variety of roles, including as senior vice president and global manager of HP’s Networking Division and as senior vice president and chief strategy officer. Mr. Haas received a bachelor’s degree from Georgetown University and an M.B.A. from the Thunderbird School of Global Management at Arizona State University.

Mr. David Chao, 41, has been executive chairman of Tanglewood Property Group since July 2017. Previously, from July 2011 to July 2017, Mr. Chao was employed by Westlake Chemical Corporation; from August 2013 to July 2017, as vice president of business development for Asia and Middle East and from July 2011 to August 2013, as director of business development for Asia and Middle East. Prior to joining Westlake, Mr. Chao was president and director at PT Titan Petrokimia Nusantara, a petrochemical company based in Indonesia, from January 2008 to December 2010. Mr. Chao received a bachelor’s degree in mechanical engineering from Rice University and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Chao is the son of Mr. James Chao, Westlake Chemical Corporation’s Chairman.

Exhibit 99.1

About Westlake

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company’s Web site at www.westlake.com.

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Contacts

Media Inquiries:

Westlake Chemical Corp.

Ben Ederington, 713-960-9111

or

Investor Inquiries:

Westlake Chemical Corp.

Steve Bender, 713-960-9111